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                                                                  EXHIBIT (a)(5)

                             OFFER TO PURCHASE FOR CASH
             ANY OR ALL OUTSTANDING SHARES OF COMPANY COMMON STOCK
                                       OF
                            PLM INTERNATIONAL, INC.
                                       AT
                    $3.46 PER SHARE OF COMPANY COMMON STOCK
                                       BY
                            MILPI ACQUISITION CORP.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 6, 2001, UNLESS THE OFFER IS EXTENDED.

                                                               December 29, 2000

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase, dated December 29, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by MILPI Acquisition Corp., a Delaware corporation ("Purchaser"), to purchase any and all of the shares of Common Stock, par value $.01 per share ("Company Common Stock"), of PLM International, Inc., a Delaware corporation (the "Company"), that are issued and outstanding (the "Shares"), for $3.46 per share of Company Common Stock, to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

    WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is directed to the following:

        1. The offer price is $3.46 per share of Company Common Stock, in cash, without interest thereon.

        2. The Offer is being made for any or all of the outstanding Shares.

        3. The Board of Directors of the Company has unanimously determined that the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined in the Offer to Purchase), are advisable, fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the
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    Offer and the Merger, and has resolved to recommend that the holders of
    Shares accept the Offer and tender their Shares pursuant to the Offer.

        4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 6, 2001, UNLESS THE OFFER IS EXTENDED.

        5. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 50.1% of the Company's then outstanding common stock, or approximately 3,784,810 shares (based upon the number of shares outstanding as of December 28, 2000 and subject to adjustments for stock splits, stock dividends, recapitalizations and similar events) (including any shares of Company Common Stock owned by the Purchaser or any affiliate of the Purchaser on the date such shares are purchased pursuant to the Offer) and
    (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, if applicable. The Offer is also subject to certain other conditions contained in the Offer to Purchase. See Sections 1 and 14 of the Offer to Purchase which set forth in full the conditions to the Offer.

        6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

    The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction. IF YOU WISH TO HAVE US TENDER ANY OR ALL OF YOUR SHARES HELD BY US FOR YOUR ACCOUNT, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM CONTAINED IN THIS LETTER. AN ENVELOPE IN WHICH TO RETURN YOUR INSTRUCTIONS TO US IS ENCLOSED. IF YOU AUTHORIZE THE TENDER OF YOUR SHARES, ALL SUCH SHARES WILL BE TENDERED UNLESS OTHERWISE SPECIFIED IN YOUR INSTRUCTIONS. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

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          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF COMPANY COMMON STOCK
                                       OF
                            PLM INTERNATIONAL, INC.
                                       BY
                            MILPI ACQUISITION CORP.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 29, 2000, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by MILPI Acquisition Corp., a Delaware corporation, to purchase any or all shares of Common Stock, par value $.01 per share ("Company Common Stock"), of PLM International, Inc., a Delaware corporation, that are issued and outstanding.

    This will instruct you to tender the number of shares of Company Common Stock indicated below (or, if no number is indicated below, all shares of Company Common Stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares To Be Tendered*:

_________________________ shares of Company Common Stock
Dated: _____________________________________

SIGN HERE

________________________________________________________________________________
                                  SIGNATURE(S)

________________________________________________________________________________
                          PLEASE TYPE OR PRINT NAME(S)

________________________________________________________________________________
                          PLEASE TYPE OR PRINT ADDRESS

________________________________________________________________________________
                         AREA CODE AND TELEPHONE NUMBER

________________________________________________________________________________
               TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

* Unless otherwise indicated, it will be assumed that all shares of Company Common Stock held by us for your account are to be tendered.

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